Exhibit 10.13

December 6, 2022

Mr. Martin Scott, CPA

Martin Scott CFO Consulting

Via Email: mscottcfo@aol.com

RE: LETTER OF UNDERSTANDING: CFO Consulting Services

Dear Marty:

In order to document the understanding between MGO Global, Inc. (“MGO” or the “Company”) and Martin Scott CFO Consulting (“MSCC”) regarding the scope of the work MSCC has performed since March 1, 2022 (the “Effective Date”) and will continue to perform up to the date on which MGO completes its Initial Public Offering and commences trading on The Nasdaq Capital Market (the “Listing Date”), as well as certain other matters, we are entering into this CFO Consulting Services Agreement.

I.	SCOPE OF WORK

a.	MSCC will provide an interim Chief Financial Officer (“CFO”) to the Company. The named CFO will be Martin Scott, CPA, who has served as CFO since the Effective Date and shall continue to serve as CFO up to the Listing Date as part of a team of MGO employees that are responsible for working with MGO’s management, internal and independent accounting, legal and investment banking teams, as and when applicable:

i.	to complete actions and deliver documentation necessary to prepare the Company for its planned Initial Public Offering;

ii.	to complete MGO’s year-end audit of its financial statements for the 12-month reporting periods ended December 31, 2021 and 2020; to complete and cause to be reviewed by the Company’s independent auditors financial statements for the six-month reporting periods ended June 30, 2022 and 2021; and to complete and cause to be reviewed by the Company’s independent auditors financial statements for the nine-month reporting periods ended September 30, 2022 and 2021, all in accordance with Generally Accepted Accounting Principles (GAAP);

iii.	to assist in the preparation of MGO’s registration statement on Form S-1 for filing with the U.S. Securities and Exchange Commission (“SEC”) and to provide all necessary support to help cause the Form S-1 to be declared effective by the SEC;

iv.	to assist in the preparation and delivery of all documentation, as required, to effectuate the approval of the listing of MGO’s common stock on The Nasdaq Capital Market; and

v.	to help ensure that the transition to the incoming Chief Financial Officer is managed effectively and seamlessly, providing all necessary support and guidance to include managing the process of transferring the possession of all finance and accounting documentation relating to MGO from MSCC to the new CFO.

II.	FEES FOR SERVICES

Cash Consideration: In consideration of the Scope of Work, defined in Section I of this Agreement, MSCC shall be entitled to receive a monthly cash retainer of $7,500 for each month of services provided between the Effective Date and the Listing Date. It is further understood and agreed that MSCC’s earned monthly cash compensation shall be accrued through the Listing Date and be paid by the Company in one lump sum within five (5) working days following the Listing Date.

Equity Award: In addition to the cash compensation described above, on the date of this Agreement MSCC shall be granted an award of 40,000 restricted stock units (the “RSUs”), which shall vest twelve (12) months after the Listing Date (the “Vesting Date”). On the Vesting Date, MSCC will be issued 40,000 fully vested shares of MGO’s common stock and the RSUs will no longer be outstanding.. MSCC understands and confirms that such shares will be issued to Martin Scott as the designee of MSCC and that Martin Scott, as the officer of the Company, has agreed to be locked up for a period of twelve (12) months from the Listing Date.

III.	EXPENSES

The Company shall reimburse MSCC during the duration of the engagement for reasonable and necessary business expenses of CFO for travel, meals and similar items incurred in connection with the performance of MSCC’s Scope of Work hereunder. If the Company requests air travel/international travel, the airfare and hotel will be paid directly by the Company.

All payments for reimbursement of such expenses shall be made to MSCC only upon the presentation to the Company’s designated representative of an expense invoice supported by appropriate vouchers, receipts or other supporting documentation. The Company shall make payment to MSCC for reimbursement of expenses within thirty (30) days after receipt of each such appropriately supported expense voucher.

IV.	CONFIDENTIAL INFORMATION

MSCC understands that indeterminable and irreparable harm may come to the Company from disclosure of any proprietary information of the Company and therefore shall treat all such information as confidential and proprietary information of the Company (defined for the purpose of this Agreement as data or information relating to the Company's business which is not generally available to the public). MSCC shall not disclose to any party not authorized by the Company to have same nor shall MSCC duplicate, copy or use for any purpose other than performance under this Agreement any confidential information of the Company of which MSCC becomes aware in the course of rendering services hereunder. It is understood and agreed that the contents of this paragraph shall survive the termination, cancellation, or expiration of this Agreement.

V.	INDEMNIFICATION

The Company shall defend, indemnify, and hold MSCC and CFO harmless from and against all claims asserted by a third party (or parties) and related damages, losses, or expenses, including, but not limited, to attorneys’ fees arising out of or resulting from any and all acts or omissions of the Company or its affiliates, including, but not limited to acts or omissions in the maintenance of the Company’s books, records, and accounts, in the preparation or use of the Company’s financial statements, in the timely filing of reports, statements, and other documents with the U.S. Securities and Exchange Commission and Nasdaq, as defined herein.

This Agreement expresses the binding and entire agreement between the Company and MSCC and supersedes all other offers, discussions or promises, whether oral or written, and is not subject to oral modification, but only by a written document signed by both parties. MSCC acknowledges that no other representations or commitments regarding this engagement of consultancy have been made by any Company representative. This Agreement shall be governed by the laws of the State of Florida, without reference to, or regard for, its conflicts of laws principles. The state and federal courts located in Florida shall be the sole forum for any action for relief arising out of or pursuant to or to enforce or interpret, this Agreement. Each party to this Agreement consents to the personal jurisdiction in such courts.

As a sign of acceptance of all the contents expressed in this letter, MSCC and the Company agree to sign where indicated and return the original to Maximiliano Ojeda.

Sincerely,

MGO GLOBAL INC.

Maximiliano Ojeda

Chairman and CEO

I have read, accept and agree to the terms of this engagement as defined herein:

/s/ Martin Scott	Date: 12/6/2022
Martin Scott, Managing Principal
Martin Scott CFO Consulting

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